===============================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             -----------------------

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*

                             -----------------------

                               PENTON MEDIA, INC.
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)


                                   709668 10 7
                                 (CUSIP Number)

                                STACEY W. SEEWALD
                         C/O SANDLER CAPITAL MANAGEMENT
                          711 FIFTH AVENUE, 15TH FLOOR
                               NEW YORK, NY 10022
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)

                             -----------------------

                                 with a copy to:
                                 DOUGLAS A. CIFU
                  PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
                           1285 AVENUE OF THE AMERICAS
                               NEW YORK, NY 10019

                                FEBRUARY 1, 2007
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 1(f) or 1(g), check the following box [_].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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
-----------------------------                      ----------------------------
709668 10 7                                                       Page  2 of 10
-----------------------------                      ----------------------------

-------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Sandler Capital Management
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

-------------------------------------------------------------------------------
3        SEC USE ONLY


-------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         WC, OO
-------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
-------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

                                        -0-
          NUMBER OF             -----------------------------------------------
           SHARES               8       SHARED VOTING POWER
 BENEFICIALLY OWNED BY EACH
         REPORTING                      -0-
           PERSON               -----------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                        -0-
                                -----------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        -0-
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.0%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
-------------------------------------------------------------------------------

-----------------------------                      ----------------------------
709668 10 7                                                       Page  3 of 10
-----------------------------                      ----------------------------

-------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Sandler Investment Partners, L.P.
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

-------------------------------------------------------------------------------
3        SEC USE ONLY


-------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         WC, OO
-------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
-------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

                                        -0-
          NUMBER OF             -----------------------------------------------
           SHARES               8       SHARED VOTING POWER
 BENEFICIALLY OWNED BY EACH
         REPORTING                      -0-
           PERSON               -----------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                        -0-
                                -----------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        -0-
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.0%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
-------------------------------------------------------------------------------

-----------------------------                      ----------------------------
709668 10 7                                                       Page  4 of 10
-----------------------------                      ----------------------------

-------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Sandler Capital Partners V, L.P.
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

-------------------------------------------------------------------------------
3        SEC USE ONLY


-------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         WC, OO
-------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

                                        -0-
          NUMBER OF             -----------------------------------------------
           SHARES               8       SHARED VOTING POWER
 BENEFICIALLY OWNED BY EACH
         REPORTING                      -0-
           PERSON               -----------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                        -0-
                                -----------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        -0-
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.0%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
-------------------------------------------------------------------------------

-----------------------------                      ----------------------------
709668 10 7                                                       Page  5 of 10
-----------------------------                      ----------------------------

-------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Sandler Capital Partners V FTE, L.P.
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

-------------------------------------------------------------------------------
3        SEC USE ONLY


-------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         WC, OO
-------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

                                        -0-
          NUMBER OF             -----------------------------------------------
           SHARES               8       SHARED VOTING POWER
 BENEFICIALLY OWNED BY EACH
         REPORTING                      -0-
           PERSON               -----------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                        -0-
                                -----------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        -0-
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.0%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
-------------------------------------------------------------------------------

-----------------------------                      ----------------------------
709668 10 7                                                       Page  6 of 10
-----------------------------                      ----------------------------

-------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Sandler Capital Partners V Germany, L.P.
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

-------------------------------------------------------------------------------
3        SEC USE ONLY


-------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         WC, OO
-------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

                                        -0-
          NUMBER OF             -----------------------------------------------
           SHARES               8       SHARED VOTING POWER
 BENEFICIALLY OWNED BY EACH
         REPORTING                      -0-
           PERSON               -----------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                        -0-
                                -----------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        -0-
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.0%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
-------------------------------------------------------------------------------

-----------------------------                      ----------------------------
709668 10 7                                                       Page  7 of 10
-----------------------------                      ----------------------------


This Amendment No. 3 to Schedule 13D (this "Amendment") is filed by the undersigned to amend the Statement on Schedule 13D, filed by the undersigned on March 28, 2002 (the "Original Filing"), as amended by Amendment No. 1 to the Original Filing, filed by the undersigned on July 26,2006 (the "First Amendment"), as amended by Amendment No. 2 to the Original Filing, filed by the undersigned on November 3, 2006 (the "Second Amendment"). Unless otherwise indicated, all capitalized terms shall have the same meaning as provided in the Original Filing or the First Amendment, as applicable. Any reference to "this
Schedule 13D" in the Original Filing, the First Amendment, the Second Amendment or in this Amendment shall refer to the Original Filing as amended by the First Amendment, the Second Amendment and this Amendment.


ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         Item 5 is hereby amended by adding the following thereto:

         (e) The previously announced Prism Merger has been consummated. As a result, the Reporting Persons sold their Series C Preferred Stock and ceased to be the beneficial owner of more than five percent of the Common Stock on February 1, 2007.

-----------------------------                      ----------------------------
709668 10 7                                                       Page  8 of 10
-----------------------------                      ----------------------------


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of February 5, 2007


                             SANDLER CAPITAL MANAGEMENT

                             By: MJDM Corp., a general partner

                                 By: /s/ Moira Mitchell
                                     ------------------------------------------
                                     Name:   Moira Mitchell
                                     Title:  President


                             SANDLER CAPITAL PARTNERS V, L.P.

                             By: Sandler Investment Partners, L.P.

                                 By: Sandler Capital Management

                                     By: MJDM Corp., a general partner

                                         By: /s/ Moira Mitchell
                                             ----------------------------------
                                             Name:   Moira Mitchell
                                             Title:  President


                             SANDLER CAPITAL PARTNERS V FTE, L.P.

                             By: Sandler Investment Partners, L.P.

                                 By: Sandler Capital Management

                                     By: MJDM Corp., a general partner

                                         By: /s/ Moira Mitchell
                                             ----------------------------------
                                             Name:   Moira Mitchell
                                             Title:  President


                             SANDLER CAPITAL PARTNERS V GERMANY, L.P.

                             By: Sandler Investment Partners, L.P.

                                 By: Sandler Capital Management

                                     By: MJDM Corp., a general partner

                                         By: /s/ Moira Mitchell
                                             ----------------------------------
                                             Name:   Moira Mitchell
                                             Title:  President

-----------------------------                      ----------------------------
709668 10 7                                                      Page  10 of 10
-----------------------------                      ----------------------------



                             SANDLER INVESTMENT PARTNERS, L.P.

                             By: Sandler Capital Management

                                 By: MJDM Corp., a general partner

                                     By: /s/ Moira Mitchell
                                         --------------------------------------
                                         Name:    Moira Mitchell
                                         Title:   President